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                                                                   EXHIBIT 10.17

                          TRAINING MEDIA OPERATING LLC
                                WBT OPERATING LLC
                            500 CANAL VIEW BOULEVARD
                            ROCHESTER, NEW YORK 14623


Mr. Lance D'Amico
60 Howell Park
Larchmont, New York 10538

March 21, 2000

Dear Lance:

Pursuant to our recent discussions, I have set forth below the general terms of our agreement relating to your employment with Training Media Operating LLC (together with its successors "Training") and WBT Operating LLC (together with its successors, "WBT"; each of Training and WBT. a "Company" and, collectively, the "Companies"). As we have discussed, this arrangement requires the approval of WP Management Partners LLC as sole shareholder of WBT Corp.

Title, Salary and Benefits
You will act as Vice President, Secretary and General Counsel of each of Training, WBT and WBT Corp. Your salary for calendar year 2000 will be $l75,000 (pro-rated from the Commencement Date, as defined below), and you will be eligible for a $25,000 performance bonus based on the financial results of the Companies. Your cash compensation package will be reviewed annually. The criteria relating to achievement of your annual performance bonus award will be comparable to those regarding other senior executives of the Companies. You will participate in the Companies' health and other benefit plans as in effect from time to time in a manner comparable to other members of senior management.

Duties
You will have customary duties of a secretary and general counsel relating to the Companies and their Affiliates. You will devote substantially all of your professional energies, interest, abilities and productive time to the Companies and their Affiliates, and shall not be actively engaged in any business activity other than those required of you hereunder.

For purposes hereof, "Affiliate" means WBT Holdings LLC, Training Media Holdings LLC, WBT Corp., Training Media, Inc. (including in each case any successor thereto) and any other entity directly or indirectly controlled by any thereof.

Equity Participation
Upon commencement of your employment (the "Commencement Date"), pursuant to option plans (the "Plans") of WBT Holdings LLC ("WBT Holdings") and Training Media Holdings LW ("TM Holdings"), you will be granted options to acquire shares of common stock of Company affiliates relating to 35,000 common equity units in WBT Holdings and 28,000


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Mr. Lance D'Amico
March 21, 2000
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common equity units in TM Holdings, in each case for $4.00 per share. In accordance with the Plans, these options will vest 25% on the first anniversary of the Commencement Date and 6.25% at the end of each fiscal quarter following such anniversary, and will be exercisable for a period of 10 years from the grant date.

In addition, you will be permitted to invest $38,708 to acquire 5,000 equity units in WBT Holdings and 4,677 equity units in TM Holdings (the "Investment"). You will be expected to make such Investment, if at all, as soon as reasonably practicable but in any event before April 3, 2000. You will receive a loan of $38,708 in connection with the Investment, which will be secured by the equity units purchased in the Investment. Such loan will be payable, with interest at the minimum rate permitted under applicable tax regulations, on the third anniversary of the Commencement Date or, if sooner, within 60 days following termination of your employment with the Companies. In connection with the Investment, you will be required to execute the Limited Liability Company Agreements of each of the Companies.

Relocation Loan
You will receive an interest-free loan of $50,000 to cover your expenses in relocating to Rochester. This loan will be forgiven 25% on each anniversary of the Commencement Date. In the event that your employment is terminated for Cause or by you other than for Good Reason, the outstanding balance of the loan will be payable within 30 days. In the event that your employment is terminated other than for Cause or by you for Good Reason, the outstanding balance of the loan will be forgiven immediately.

Terms of Separation
In the event that your employment is terminated for Cause or by you other than for Good Reason, your salary will cease; your vested options, if any, will remain exercisable for a period of 60 days and will then terminate, and your unvested options will terminate immediately. In the event that your employment is terminated other than for Cause or by you for Good Reason, or in the event of your death or disability, you will receive a lump sum amount equal to your full base salary for one year (in no event less than $175,000), payable within 30 days of your termination; your vested options, if any, will remain exercisable for a period of 60 days and will then terminate, and your unvested options will terminate immediately.

Change of Control
Notwithstanding any contrary provision hereof, in addition to payments to which you are entitled under Terms of Separation above, in the event of a sale (directly or indirectly, including by means of a merger or consolidation) of (a) all or substantially all of the interests or assets or (b) a majority of the common voting interests, in each case of WBT, WBT Corp. or Training, your unvested options will continue to vest according to the schedule described above; provided that, in the event that following the closing of such sale your employment with WBT or Training, as the case may be, is terminated (i) by such buyer for Cause or by you other than for Good Reason, all unvested options shall be forfeited or (ii) by such buyer other than for Cause or by you for


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Mr. Lance D'Amico
March 21, 2000
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Good Reason, or in the event of your death or disability, all remaining unvested options shall vest immediately.

Cause/Good Reason
For purposes hereof, "Cause" shall mean a finding in good faith by the board of directors of WBT Holdings or TM Holdings that you have (a) materially failed. neglected or refused to perform your duties (including as a result of alcohol or drug abuse), (b) committed any willful, intentional or grossly negligent act having the effect of materially injuring the interests, business, prospects or reputation of either of the Companies or any of their affiliates or divisions,
(c) engaged in any willful misconduct in respect of your duties or obligations.
(d) violated or failed to comply in any material respect with the Companies' published rules, regulations or policies, as in effect from time to time, (e) committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea), (f) misappropriated or embezzled any property of either Company or its affiliates (whether or not a misdemeanor or a felony), and (g) breached this agreement or any option agreement to which you are a party; provided. in the case of clause (a), (d) or
(g) above, that you shall have been given notice of such Cause and failed within 20 days of such notice to have substantially rectified or corrected the same.

For purposes hereof, "Good Reason" shall mean, in the absence of your consent,
(a) any material reduction in duties or responsibilities or any adverse change in titles, (b) any requirement that you be based in an office more than 30 miles from the Companies' cur-rent headquarters, (c) any reduction in base salary. target bonus or vacation time, as the same may be increased from time to time, or (d) any breach of this agreement by the Companies which shall not have been substantially rectified or corrected within 20 days of notice thereof.

Enforcement
In the event of litigation between you on the one hand and either Company or any Company affiliate on the other hand, the prevailing party shall be entitled to receive an amount equal to its reasonable out-of-pocket legal fees and expenses in respect thereof.

Start Date; Vacation
We would expect you to begin work in Rochester on April 11, 2000. You will be entitled to four weeks' vacation annually, pro-rated for 2000.


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Mr. Lance D'Amico
March 21, 2000
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Amendment
This agreement may only be amended by written agreement of the parties hereto.

Please feel free to call me with any questions regarding these matters.

                                Very truly yours,

                               /s/ ROBERT A. FOGELSON
                               ----------------------
                               Robert A. Fogelson

Accepted and Agreed to by:

/s/ LANCE E D'AMICO
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Lance D'Amico